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
--------                                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                            WASHINGTON, D.C.  20549
--------                                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
[ ] Check this box if no                      17(a) of the Public Utility Holding Company Act of 1935 or Section
    longer subject to Section                            30(f) of the Investment Company Act of 1940
    16.  Form 4 or Form 5
    obligations may continue.
    See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*       2. Issuer Name and Ticker or Trading Symbol



Garcia                Juan             A.         Spanish Broadcasting System, Inc. (SBSA)
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   (Last)            (First)        (Middle)   3. IRS or Social Security                 4. Statement for
                                                  Number of Reporting                       Month/Year
                                                  Person, if an entity (Voluntary)
                 3191 Coral Way                                                                           August 2000
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                    (Street)
                                                                                         5. If Amendment,
                                                                                            Date of Original
                                                                                            (Month/Year)

Miami,                 FL            33145
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   (City)            (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                           2. Trans-             3. Trans-           4. Securities Acquired (A)
   (Instr. 3)                                     action Date           action              or Disposed of (D)
                                                                        Code                (Instr. 3, 4 and 5)
                                                                        (Instr. 8)
                                                                    -------------------- ------------------------------------------
                                                  (Month/
                                                   Day/              Code       V            Amount      (A) or      Price
                                                   Year)                                                 (D)
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Class A Common Stock                              8/10/00             P                       2500           A       $9.25

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
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
  6. Relationship of Reporting Person(s) to Issuer
                  (Check all applicable)

                   Director                           10% Owner
     -------------                          ---------
           X       Officer(give                       Other (specify
     ------------- title below)          ------------ below)


  Vice President of Finance and Strategic Planning
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  7. Individual or Joint/Group Filing (Check Applicable Line)
        X    Form filed by One Reporting Person
     --------
             Form filed by More than One Reporting Person
     --------
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  TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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  5. Amount of        6.  Owner-       7. Nature of Indirect Beneficial
     Securities           ship            Ownership
     Beneficially         Form:           (Instr. 4)
     Owned at             Direct
     End of               (D) or
     Month                Indirect
     (Instr. 3 and        (I)
     4)                   (Instr. 4)
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        8,000(1)              I        By Fraga Incorporated Profit
                                       Sharing Plan
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(1) Includes 2,750 shares owned directly by reporting person, 4,500 shares owned indirectly by reporting person through Fraga Incorporated Profit Sharing Plan and 750 shares owned by reporting person indirectly through his spouse.



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)



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
FORM 4 (CONTINUED)                TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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 1. Title of Derivative Security    2.  Conver-       3. Trans-    4. Trans-       5. Number of        6. Date Exercisable and
    (Instr. 3)                          sion or          action       action          Derivative          Expiration Date
                                        Exercise         Date         Code            Securities Ac-      (Month/Day/ Year)
                                        Price of       (Month/        (Instr.8)       quired
                                        Deriv-         Day/                           (A) or
                                        ative          Year)                          Disposed of
                                        Security                                      (D)
                                                                                      (Instr. 3, 4,
                                                                                      and 5)          -----------------------------



                                                                                                        Date Exer-     Expiration
                                                                  -----------------------------------   cisable        Date
                                                                    Code     V          (A)     (D)

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
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7. Title and Amount of     8. Price      9. Number      10. Owner-        11. Nature
   Underlying Securities      of            of              ship Form         of In-
   (Instr. 3 and 4)           Deriv-        Deriv-          of De-            direct
                              ative         ative           rivative          Bene-
                              Secur-        Secur-          Secu-             ficial
                              ity           ities           rity:             Own-
                              (Instr.       Bene-           Direct            ership
                              5)            ficially        (D) or            (Instr.
--------------------------                  Owned           Indirect          4)
                                            at End          (I)
                                            of              (Instr. 4)
                Amount                      Month
                or                          (Instr. 4)
    Title       Number
                of Shares

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









             /s/ Juan A. Garcia                                    9/05/00
           ---------------------------------                  ------------------
           **Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.